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                                                                    Exhibit 99.1



                         [ATS Medical, Inc. Letterhead]




December ___, 2005


To the Undersigned Executive Officer
of ATS Medical, Inc. who holds a Stock Option to acquire ATS Medical Common Stock

Dear Optionee:

         This letter agreement (this "Agreement") is being entered into by and between you and ATS Medical, Inc. (the "Company"), a Minnesota corporation, in connection with certain stock options granted to you, either as a free standing option in connection with your initial employment by the Company or pursuant to the Company's 2000 Stock Incentive Plan, which are "Underwater Options," as defined below.

         The Compensation Committee of the Board of Directors of the Company has determined to accelerate the vesting of each otherwise unvested stock option held by an option holder employed by the Company as of December 22, 2005 if such option has an exercise price that is equal to or greater than $3.00 (each an "Underwater Option"), subject to the condition that the vesting of any such stock options that are held by any executive officer of the Company shall not accelerate until such officer executes an agreement pursuant to which he or she agrees to refrain from selling, transferring, pledging, or otherwise disposing of any shares acquired upon the exercise of options so accelerated until the date on which the exercise would have been permitted under such options' pre-acceleration vesting terms or, if earlier, his or her last day of employment.

Lock-Up Agreement.
-----------------

         You agree to refrain from selling, transferring, pledging, or otherwise disposing of any shares acquired upon the exercise of your accelerated Underwater Options until the date on which the exercise would have been permitted under such options' pre-acceleration vesting terms set forth in the option agreement(s) between you and the Company relating to your Underwater Options or, if earlier, your last day of employment with the Company.

                                     *  *  *

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one instrument.

         If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this subject.




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                                                  Sincerely,

                                                  ATS Medical, Inc.



                                                  ------------------------------
                                                  Name:
                                                  Title:


I acknowledge receipt and agree with the foregoing terms and conditions.




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Signature & Date




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Print Name





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